                [LETTERHEAD OF COOPERS & LYBRAND APPEARS HERE]

                      Consent of Independent Accountants
                      ----------------------------------

We consent to the inclusion in this registration statement on Form S-2 of our report, which includes an explanatory paragraph related to substantial doubt about the Company's ability to continue as a going concern, dated March 25, 1994, on our audits of the financial statements and the financial statement schedules of Ajay Sports, Inc. and Subsidiary. We also consent to the reference to our firm under the captions "Experts" and "Changes in and Disagreements with Accountants or Accounting and Financial Disclosures."


                                        /s/ COOPERS & LYBRAND LLP

                                        Coopers & Lybrand L.L.P.

Milwaukee, WI

July 25, 1995